Filed pursuant to Rule 424(b)(3) and (c) under the
Securities Act of 1933 Registration No. 333-11188.

PROSPECTUS SUPPLEMENT

BIOMIRA INC.

8,800,000 shares
of
Common Stock

               The following information supplements and amends the Prospectus of Biomira Inc. dated December 7, 1999, and supplemented on January 24, 2000, February 2, 2000, February 23, 2000, March 17, 2000, June 8, 2000, July 7, 2000, September 26, 2000, November 7, 2000, December 7, 2000, January 15, 2001, February 16, 2001, March 26, 2001, May 4, 2001, June 13, 2001, July 23, 2001, September 7, 2001, February 11, 2002, April 19, 2002 and June 14, 2002, relating to the issuance of 8,800,000 shares of Biomira’s common stock. This Supplement should be read in conjunction with that Prospectus and earlier Supplements.

               On June 27, 2002, Biomira issued its twenty-first drawdown notice to Creon Management S.A., under the Amended and Restated Common Stock Purchase Agreement delivered and effective on November 30, 1999, evidencing an equity line agreement between Biomira and Creon. This notice offered to sell up to U.S. $500,000 in aggregate traded value of Biomira common shares to Creon under the pricing formula set forth in the equity line agreement, during the twenty-two trading day pricing period commencing on June 28, 2002 and ending on July 31, 2002 at no less than a traded value of U.S. $2.25 per share. During the pricing period relating to the twenty-first drawdown, 189,261 shares were purchased by Creon at an average purchase price per common share of U.S. $2.1615, resulting in aggregate proceeds of U.S. $409,101 being paid and released from escrow to Biomira by Creon in two payments on July 17 and August 2, 2002.

The date of this Prospectus Supplement is August 2, 2002